INDEX TO FINANCIAL STATEMENTS

                                                                                                              Pages
                                                                                                              -----
AGWAY INC. AND CONSOLIDATED SUBSIDIARIES:

      Agway Inc. Report on Financial Statements................................................................   2

      Report of Independent Accountants........................................................................   3

      Consolidated Balance Sheets, June 30, 2001 and June 24, 2000.............................................   4

      Consolidated Statements of Operations, fiscal years ended June 30, 2001, June 24, 2000 and
           June 26, 1999.......................................................................................   5

      Consolidated Statements of Comprehensive Income, fiscal years ended June 30, 2001, June 24, 2000
           and June 26, 1999...................................................................................   6

      Consolidated Statements of Changes in Shareholders' Equity, fiscal years ended June 30, 2001,
           June 24, 2000 and June 26, 1999.....................................................................   7

      Consolidated Statements of Cash Flow, fiscal years ended June 30, 2001, June 24, 2000 and
           June 26, 1999.......................................................................................   8

      Notes to Consolidated Financial Statements...............................................................   9


                    AGWAY INC. REPORT ON FINANCIAL STATEMENTS


The accompanying consolidated financial statements have been prepared by the Company in conformity with accounting principles generally accepted in the United States of America. The integrity and objectivity of the data in these financial statements, including estimates and judgments, are the responsibility of Agway, as is all other information included in these financial statements.

The consolidated financial statements of Agway Inc. have been audited by PricewaterhouseCoopers LLP, independent auditors, whose report follows. Agway has made available to PricewaterhouseCoopers LLP all of the Company's financial records and related data, as well as the minutes of Directors' meetings. Furthermore, Agway believes that all representations made to PricewaterhouseCoopers LLP during its audit were valid and appropriate.

Agway maintains a system of internal accounting controls intended to provide reasonable assurance, given the inherent limitations of all internal control systems, at appropriate costs, that transactions are executed in accordance with Company authorization, are properly recorded and reported in the financial statements, and that assets are adequately safeguarded.

The Audit Committee of the Board of Directors, which consists of five directors who are not employees, meets periodically with management and the independent auditors to review the manner in which they are performing their responsibilities and to discuss auditing, internal accounting controls, and financial reporting matters. The independent auditors have free access to the Audit Committee.



                                                           AGWAY INC.




                                                     By /S/ DONALD P. CARDARELLI
                                                        ------------------------
                                                            DONALD P. CARDARELLI
                                                               President and CEO
                                                                    May 14, 2002



                                                     By     /S/ PETER J. O'NEILL
                                                            --------------------
                                                              PETER J. O'NEILL
                                                           Senior Vice President
                                                               Finance & Control
                                                                    May 14, 2002

                        REPORT OF INDEPENDENT ACCOUNTANTS


To the Board of Directors of Agway Inc.:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operation, comprehensive income, shareholders' equity and cash flows present fairly, in all material respects, the financial position of Agway Inc. and its subsidiaries at June 30, 2001 and June 24, 2000, and the results of their operations and their cash flows for each of the three years in the period ended June 30, 2001 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As further discussed in Note 1, the financial statements have been restated to reflect certain business operations as discontinued operations.


August 17, 2001, except for Notes 1 and 2, as to which the date is May 14, 2002, and
Note 8, as to which the date is September 14, 2001

PricewaterhouseCoopers LLP

Syracuse, New York

                    AGWAY INC. AND CONSOLIDATED SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                             (THOUSANDS OF DOLLARS)

                                     ASSETS


                                                                                    June 30,            June 24,
                                                                                      2001                2000
                                                                                  -------------      ---------------
Current assets:

     Cash.......................................................................  $           0      $        19,141
     Trade accounts receivable (including notes receivable of
         $2,197 and $2,215, respectively), less allowance for
         doubtful accounts of $9,044 and $6,708, respectively...................        112,215              115,998
     Advances and other receivables.............................................          6,175               10,049
     Inventories................................................................         45,881               61,285
     Prepaid expenses and other assets..........................................         43,313               37,742
                                                                                  --------------      ---------------
         Total current assets...................................................        207,584             244,215
Other security investments......................................................         36,709              37,866
Properties and equipment, net...................................................        147,659             143,838
Net pension asset...............................................................        229,678             213,455
Other assets....................................................................         29,780              16,677
Total assets of discontinued operations.........................................        990,728             991,607
                                                                                  --------------     ---------------
         Total assets...........................................................  $   1,642,138      $    1,647,658
                                                                                  ==============     ===============


                      LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
     Notes payable..............................................................  $      61,342             101,900
     Current installments of long-term debt.....................................          1,780               1,732
     Subordinated debt, current.................................................         47,628              51,628
     Accounts payable...........................................................         59,899              67,491
     Other current liabilities..................................................         81,819              83,610
                                                                                  --------------     ---------------
         Total current liabilities..............................................        252,468             306,361
Long-term debt..................................................................         21,594               5,481
Subordinated debt...............................................................        401,710             385,848
Other liabilities...............................................................         92,714              93,859
Total liabilities of discontinued operations....................................        704,322             673,518
                                                                                  --------------     ---------------
         Total liabilities......................................................      1,472,808           1,465,067
Commitments and contingencies...................................................
Shareholders' equity:
     Preferred stock, less amount held in Treasury..............................         37,603              39,695
     Common stock ($25 par--300,000 shares authorized; 173,323 and 173,083
         shares issued, less amount held in Treasury)...........................          2,445               2,473
     Accumulated other comprehensive income (loss)..............................            (61)               (798)
     Retained earnings..........................................................        129,343             141,221
                                                                                  --------------     ---------------
         Total shareholders' equity.............................................        169,330             182,591
                                                                                  --------------     ---------------
              Total liabilities and shareholders' equity........................  $   1,642,138      $    1,647,658
                                                                                  ==============     ===============





The accompanying notes are an integral part of the consolidated financial statements.

                    AGWAY INC. AND CONSOLIDATED SUBSIDIARIES
                      CONSOLIDATED STATEMENTS of OPERATIONS
                             (THOUSANDS OF DOLLARS)


                                                                 June 30,           June 24,           June 26,
                                                                   2001               2000               1999
                                                              --------------      --------------    --------------


Net sales and revenues......................................  $    1,174,190      $   1,016,751     $     809,195
                                                              ---------------     --------------    --------------

Cost and expenses from:
     Products and plant operations..........................       1,093,959            946,542           738,516
     Selling, general and administrative activities.........          83,740             71,768            63,948
                                                              ---------------     --------------    --------------
         Total operating costs and expenses.................       1,177,699          1,018,310           802,464
                                                              ---------------     --------------    --------------

Operating earnings (loss)...................................          (3,509)            (1,559)            6,731
Interest expense, net of interest income of $6,188,
     $7,350 and $6,258, respectively........................         (20,353)           (14,345)          (12,522)
Other income, net...........................................           3,624             24,906            18,165
                                                              ---------------     --------------    --------------
Earnings (loss) from continuing operations before
     income taxes...........................................         (20,238)             9,002            12,374
Income tax expense (benefit)................................         (10,071)             4,096             5,110
                                                              ---------------     --------------    --------------

Earnings (loss) from continuing operations..................         (10,167)             4,906             7,264

Discontinued operations:
     Earnings (loss) from operations, net of tax expense
         (benefit) of $4,265, $(4,544) and $(937),                     2,297            (11,941)           (5,469)
         respectively.......................................
     Loss on disposal, net of tax (benefit) of $0, $(1,278)
         and $0.............................................               0             (2,342)                0
                                                              ---------------       ------------    --------------
           Earnings (loss) from discontinued operations.....           2,297            (14,283)           (5,469)

Earnings (loss) before cumulative effect of an accounting
     change.................................................          (7,870)            (9,377)            1,795
                                                              ---------------      -------------    --------------

Cumulative effect of accounting change, net of tax
     benefit of $723........................................          (1,057)             -                   -
                                                              ---------------      -------------    --------------

Net earnings (loss).........................................  $       (8,927)      $     (9,377)    $       1,795
                                                              ===============      =============    ==============















The accompanying notes are an integral part of the consolidated financial statements.

                    AGWAY INC. AND CONSOLIDATED SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
                             (THOUSANDS OF DOLLARS)

                                                                   June 30,             June 24,            June 26,
                                                                     2001                 2000                1999
                                                                --------------       -------------      --------------

Net earnings (loss) ........................................    $      (8,927)       $     (9,377)      $       1,795

Other comprehensive income, net of tax:
     Unrealized gains (losses) on available-for-sale
         securities held in discontinued operations.........              927                (559)               (664)

     Deferred gains (losses) on cash flow hedges, net of tax:
         Cumulative effect of accounting change.............            3,061
         Holding gains (losses) arising during period.......            2,448                   0                   0
         Reclassification adjustment for (gains) losses
             included in net earnings.......................           (5,699)                  0                   0
                                                                --------------       -------------      --------------

Other comprehensive income (loss) ..........................              737                (559)               (664)
                                                                --------------       -------------      --------------

Comprehensive income (loss).................................    $      (8,190)       $     (9,936)      $       1,131
                                                                ==============       =============      ==============































The accompanying notes are an integral part of the consolidated financial statements.

                    AGWAY INC. AND CONSOLIDATED SUBSIDIARIES
           CONSOLIDATED STATEMENTS OF CHANGES in SHAREHOLDERS' EQUITY
                             (THOUSANDS OF DOLLARS)


                                                           COMMON STOCK                     ACCUMULATED
                                                      ---------------------                   OTHER
                                                         (PAR VALUE $25)      PREFERRED    COMPREHENSIVE    RETAINED
                                                       SHARES      AMOUNT       STOCK       INC (LOSS)      EARNINGS         TOTAL
                                                      --------  -----------   ----------   -------------  ------------   -----------

Balance June 27, 1998.............................    102,838   $    2,571    $  47,871    $     425      $  155,362     $  206,229

       Net earnings (loss)........................                                                             1,795          1,795
       Dividends declared.........................                                                            (3,394)        (3,394)
       Redeemed, net..............................     (2,597)         (65)      (4,954)                                     (5,019)
       Other comprehensive income.................                                              (664)              0           (664)
                                                      --------   ----------   ----------   ----------     ------------   -----------

Balance June 26, 1999.............................    100,241        2,506       42,917         (239)        153,763        198,947

       Net earnings (loss)........................                                                            (9,377)        (9,377)
       Dividends declared.........................                                                            (3,165)        (3,165)
       Redeemed, net..............................     (1,342)         (33)      (3,222)                                     (3,255)
       Other comprehensive income.................                                              (559)                          (559)
                                                      --------   ----------   ----------   ----------     ------------   -----------

Balance June 24, 2000.............................     98,899        2,473       39,695         (798)        141,221        182,591

       Net earnings (loss)........................                                                            (8,927)        (8,927)
       Dividends declared.........................                                                            (2,951)        (2,951)
       Redeemed, net..............................     (1,124)         (28)      (2,092)                                     (2,120)
       Other comprehensive income.................                                               737                            737
                                                      --------   ----------   ----------   ----------     ------------   -----------

Balance June 30, 2001.............................     97,775    $   2,445    $  37,603    $     (61)     $  129,343     $  169,330
                                                      ========   ==========   ==========   ==========     ============  ============



Common shares, purchased at par value, held in Treasury at year-end were: 75,548 in 2001; 74,184 in 2000; 72,465 in 1999. A common stock dividend per share of $1.50 was declared for 2001, 2000 and 1999. Dividend payments are restricted to a maximum of 8% of par value per annum. See Note 11 for the details of preferred stock activity.





















The accompanying notes are an integral part of the consolidated financial statements.

                    AGWAY INC. AND CONSOLIDATED SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOW
                             (THOUSANDS OF DOLLARS)


                                                               June 30, 2001        June 24, 2000      June 26, 1999
                                                               -------------        -------------      --------------
Cash flows from (used in) operating activities:
   Net earnings (loss) .....................................   $     (8,927)        $     (9,377)      $       1,795
   Adjustments to reconcile earnings to net cash:
       Net (earnings) loss from discontinued operations.....         (2,297)              14,283               5,469
       Depreciation and amortization........................         21,332               20,142              20,088
       Receivables and other asset provisions...............          3,503                2,640               1,003
       Net pension income...................................        (16,223)             (19,563)            (21,368)
       Cumulative effect of accounting change, net of tax...          1,057                    0                   0
       Patronage refund received in stock...................           (360)                (679)               (992)
       Deferred income tax expense (benefit)................         (2,996)              (9,965)              5,344
       (Gain) loss on disposition of:
           Businesses.......................................              0               (1,098)            (11,097)
           Other security investments.......................            509                1,044               1,267
           Properties and equipment.........................         (1,537)             (13,426)               (515)
       Changes in assets and liabilities, net of effects of
       businesses acquired or sold:
           Receivables......................................         (8,254)             (70,903)             10,652
           Inventory........................................         15,428              (19,213)              2,194
           Payables.........................................         (7,657)              12,300               2,851
           Other............................................        (21,289)              27,608              (1,554)
                                                               -------------        -------------      --------------
Net cash flows from (used in) continuing operations.........        (27,711)             (66,207)             15,137
Net cash flows from (used in) discontinued operations.......         46,405               45,635             (20,001)
                                                               -------------        -------------      --------------
Net cash from (used in) operating activities................         18,694              (20,572)             (4,864)

Cash flows from (used in) investing activities:
   Purchases of properties and equipment....................        (15,800)             (21,851)            (21,048)
   Cash paid for acquisitions...............................           (484)              (2,900)             (8,030)
   Disposition of properties and equipment..................         12,936               18,366                (662)
   Purchases of investments in related cooperatives.........           (500)                (928)             (1,173)
   Proceeds from sale of investments in related cooperatives          1,460                1,017               2,325
   Proceeds from disposal of businesses.....................              0                2,615              14,150
                                                               -------------        -------------      --------------
Net cash flows used in investing activities.................         (2,388)              (3,681)            (14,438)

Cash flows from (used in) financing activities:
   Net change in short-term notes payable...................        (40,558)              63,400               8,180
   Proceeds from long-term debt.............................          1,202                   41                 804
   Repayment of long-term debt..............................         (1,106)              (2,159)             (1,310)
   Proceeds from sale of subordinated debt..................        179,728              124,676             130,321
   Redemption of subordinated debt..........................       (167,866)            (135,869)           (109,842)
   Payments on capitalized leases...........................         (1,706)                (165)               (300)
   Proceeds from sale of stock..............................              7                   14                  45
   Redemption of stock......................................         (2,127)              (3,269)             (5,064)
   Cash dividends paid......................................         (3,021)              (3,275)             (3,532)
                                                               -------------        -------------      --------------
Net cash flows from financing activities....................        (35,447)              43,394              19,302
                                                               -------------        -------------      --------------

Net increase (decrease) in cash and equivalents.............        (19,141)              19,141                   0
Cash and equivalents at beginning of year...................         19,141                    0                   0
                                                               -------------        -------------      --------------
Cash and equivalents at end of year.........................   $          0         $     19,141       $           0
                                                               =============        =============      ==============





The accompanying notes are an integral part of the consolidated financial statements.

                    AGWAY INC. AND CONSOLIDATED SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             (THOUSANDS OF DOLLARS)


1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization
Agway Inc. was incorporated under the Delaware General Corporation Law in 1964 and is headquartered in De Witt, New York. Agway is an agricultural cooperative directly engaged within its continuing operations in manufacturing, processing, distribution, and marketing of agricultural feed products and services for its farmer-members and other customers, primarily in the northeastern United States and Ohio. In addition, Agway is involved in repacking and marketing produce and processing and marketing sunflower seeds. Agway, through a wholly owned subsidiary, is involved in the distribution of petroleum products and the installation and servicing of heating, ventilation, and air-conditioning equipment. On March 6, 2002, the Company announced details of a comprehensive plan designed to refocus capital resources on four selected businesses: Animal Feed and Nutrition (the principal operation within the Agriculture segment), Energy Products (Energy segment), Produce, and Agricultural Technologies (operations within the Country Products Group segment). This plan also disclosed our intentions to divest of four business operations: Telmark (Leasing segment), Agway Insurance (the principal operation within the Insurance segment), and Agronomy and Seedway (components of the Agriculture segment). As a result, the financial statements separately reflect these business operations as discontinued operations. For further information, refer to Note 2 of these financial statements.

Prior to July 1, 2001 Agway Financial Corporation (AFC) was a wholly owned subsidiary of Agway. AFC's principal business activities consisted of securing financing through bank borrowings and issuance of corporate debt instruments to provide funds for general corporate purposes to Agway and AFC's wholly owned subsidiary, Agway Holdings Inc. (AHI), and AHI's subsidiaries. Major holdings of AHI included Agway Energy Products LLC and Agway Energy Services Inc. (Energy), Telmark LLC and its subsidiaries (Leasing), and Agway Insurance Company and Agway General Agency Inc. (Insurance) through June 30, 2001. In exemptive relief granted pursuant to a "no action letter" issued by the staff of the Securities and Exchange Commission (SEC), AFC did not file periodic reports with the SEC for itself but did report summarized financial information in Agway's financial statement footnotes. Telmark (Leasing segment) and Agway Insurance (the principal operation in the Insurance segment) finance their activities through operations or with a combination of short- and long-term credit facilities. Telmark's debt is not guaranteed by Agway.

Effective July 1, 2001, we simplified the Agway corporate structure by merging AFC and AHI into Agway Inc. The more complex structure was no longer necessary due to changed circumstances related to Agway's financing. Additionally, Agway Inc. assumed all the assets and liabilities of AFC and AHI and assumed the direct responsibility for securing financing, as described above. In connection with the assumption by Agway of the obligations under the Debt Securities, AFC, Agway and The Chase Manhattan Bank, a New York banking corporation (the Trustee), entered into a Supplemental Indenture dated as of July 1, 2001 which provides for the assumption by Agway of all rights, responsibilities and obligations of AFC under existing indentures and the Debt Securities to which they relate.

Fiscal Year
The fiscal year-end of Agway Inc. is on the last Saturday in June. The fiscal year ended June 30, 2001, was comprised of 53 weeks and the fiscal years ended June 24, 2000, and June 26, 1999, were comprised of 52 weeks. The fiscal year-end of certain of Agway's subsidiaries, including Agway Energy Products LLC, Telmark LLC, and Agway Insurance Company, is June 30, and these subsidiaries are consolidated on that basis. Effective July 1, 2001, the fiscal year-end was changed to June 30 each year for the company as a whole and each of its divisions. Quarterly reports are for quarters ended on September 30, December 31, and March 31.

Basis of Consolidation
The consolidated financial statements include the accounts of all wholly owned subsidiaries. All significant intercompany transactions and balances have been eliminated in consolidation except for certain items for intercompany transactions between continuing and discontinued operations principally related to leases between Telmark (discontinued Leasing segment) and the continuing operations.

                    AGWAY INC. AND CONSOLIDATED SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             (THOUSANDS OF DOLLARS)

1.  Summary of Significant Accounting Policies (continued)

Reclassifications
Certain reclassifications have been made to conform prior year financial statements with the current year presentation.

Cash and Equivalents
Agway considers all investments with a maturity of three months or less when purchased to be cash equivalents. Included in cash at June 2000 is $19,141 received on June 30, 2000, for the sale of six terminals by Agway Energy Products LLC. This cash was used to reduce debt on July 1, 2000.

Accounts Receivable
Agway uses the allowance method to account for doubtful accounts and notes.

Inventories
Inventories are stated at the lower of cost or market. For those inventories stated at cost, we use the average unit cost or the first-in, first-out method.

Commodity Instruments
The Company's Energy segment enters into a combination of exchange-traded futures and options contracts and, in certain circumstances, over-the-counter options (collectively "derivatives") to manage the price risk associated with future purchases of the commodities used in its operations, principally heating oil and propane. Energy has fair value hedges associated with its fixed price purchase contracts and cash flow hedges for its variable priced purchase contracts. The derivatives are specifically matched in volume and maturity with the various purchase commitments of the business and generally expire within a year. The value of option contracts that Energy enters into has two components: time and intrinsic value. The intrinsic value is the value by which the option is in the money. The remaining amount of option value is attributable to time value. Energy does not include the time value of option contracts in its assessment of hedge effectiveness and therefore records changes in the time value component of its options currently in earnings. At June 30, 2001, Energy had a derivative liability of $300. An after-tax total of $190 of deferred net unrealized losses on derivatives instruments were accumulated in other comprehensive income and are expected to be reclassified into earnings during the next 12 months. The pre-tax earnings impact for the time value component of option value not used in assessing hedge effectiveness totaled $1,800 upon the initial adoption of SFAS No. 133 at July 1, 2000, and is included, net of tax, in the cumulative effect of accounting change. For the year ended June 30, 2001, $3,700 is included in cost of goods sold for the change in option time value not used in the assessment of hedge effectiveness.

In the Agriculture segment, the purchase of corn, soy complex, and oats, which can be sold directly as ingredients or included in feed products sold by Agriculture, creates price risk for this business. Agriculture intends to match its purchase and sales contracts whenever possible to hedge price risk; however, exchange-traded commodity instruments are used principally to manage the price risk associated with unmatched commodity purchases or sales. Agriculture matches all derivative contracts with their underlying purchase or sale contract; however, due to the differences in the changes in the commodity cash price at an Agriculture location versus the Chicago Board of Trade, a highly effective hedging relationship (as defined by SFAS No. 133) has not been achieved. Therefore, the derivatives used in Agriculture are marked to market currently in earnings.

In the Country Products Group segment, exchange-traded soybean oil futures contracts are used principally to manage the price risk of confection and bakery kernel sunflower seeds which are purchased from growers by CPG and sold to customers. Foreign currency forward contracts are entered into to manage fluctuations in foreign currency denominated sales transactions. Because the commodity instrument used by CPG (soybean oil futures contracts) does not create a highly effective hedging relationship (as defined by SFAS No. 133) with the sunflower seed purchase contracts, and because the timing of the foreign currency contracts does not match the associated sales contracts, these derivatives are marked to market currently in earnings.

                    AGWAY INC. AND CONSOLIDATED SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             (THOUSANDS OF DOLLARS)

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Other Security Investments
Other security investments consist of capital stock of a cooperative bank and other cooperative suppliers acquired at par or stated value. This stock is not traded and is historically redeemed on a periodic basis by the issuer at cost. By its nature, this stock is held to redemption and is reported at cost. We believe it is not practical to estimate the fair value of these investments since there is no established market and it is inappropriate to estimate future cash flows which are largely dependent on future earnings of the cooperative bank and other cooperative suppliers.

Patronage refunds received from the cooperative bank are recorded as a reduction of interest expense and totaled approximately $1,800, $1,200 and $1,400 for the years ended June 2001, June 2000 and 1999, respectively. Patronage refunds received on the stock of other cooperatives are reflected in other income.

Properties and Equipment
Properties and equipment are recorded at cost. Depreciation and amortization are charged to operations, principally on a straight-line basis, over the estimated useful lives of the properties and equipment, and over the term of the lease for capital leases. Ordinary maintenance and repairs are charged to operations as incurred. Gains and losses on disposition or retirement of assets are reflected in income as incurred.

Other Assets
Other assets include approximately $9,300 and $11,100 at June 2001 and 2000, respectively, of costs in excess of the fair value of net tangible assets acquired in purchase transactions (goodwill) as well as acquired non-compete agreements, customer lists, and trademarks. Goodwill and other intangible assets are amortized on a straight-line basis ($1,500 over 1 to 10 years, $7,800 over 12 to 20 years). Amortization included in operating results totaled approximately $1,700, $1,700 and $1,100 for fiscal years ending June 2001, 2000 and 1999, respectively. Other assets are reviewed for impairment, as described under Impairment of Long-Lived Assets below. (See Impact of Recently Issued Accounting Standards describing changes on the accounting for goodwill and other intangible assets.)

Comprehensive Income
Comprehensive income consists of net earnings (loss), the net change in unrealized gains and losses on available-for-sale securities (relating to Agway Insurance and included in discontinued operations), net of tax, and deferred gains and losses on cash flow hedges, net of tax. The unrealized gains and losses on available-for-sale securities are net of tax expense (benefit) of $477, $(288) and $(342) for 2001, 2000 and 1999, respectively. The deferred gains and losses on derivatives are net of tax of $(126) in 2001.

Impairment of Long-Lived Assets
In accordance with SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of," long-lived assets and certain identifiable intangibles to be held and used by an entity are to be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If the sum of the expected future undiscounted cash flows is less than the carrying amount of the asset, an impairment loss is recognized by reducing the recorded value to fair value. Assets to be disposed of are reported at the lower of the carrying amount or fair value less cost to sell. The pre-tax charge for impairment is included in other income, net, on the consolidated statements of operations and totaled $1,200, $0 and $0 in 2001, 2000 and 1999, respectively.

Environmental Remediation Costs
Agway accrues for losses associated with environmental remediation obligations when such losses are probable and reasonably estimable. Accruals for estimated losses from environmental remediation obligations generally are recognized no later than completion of the remedial feasibility study. Such accruals are adjusted as further information develops or circumstances change. Costs of future expenditures for environmental remediation obligations are not discounted to their present value. Recoveries of environmental remediation costs from other parties are considered in determining the Company's accrual for these losses.

                    AGWAY INC. AND CONSOLIDATED SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             (THOUSANDS OF DOLLARS)


1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Advertising/Research and Development Costs
Agway expenses advertising and research and development costs as they are incurred. Advertising expenses included in selling, general and administrative expenses for the years ended June 2001, 2000 and 1999 were approximately $9,600, $11,200 and $9,800, respectively. Net research and development costs were approximately $500, $2,900 and $1,800 for the years ended June 2001, 2000 and 1999, respectively.

Income Taxes
Agway is subject to income taxes on all income not distributed to patrons as patronage refunds and provides for income taxes in accordance with the provisions of SFAS No. 109, "Accounting for Income Taxes." Under the liability method specified by SFAS No. 109, deferred tax assets and liabilities are based on the difference between the financial statement and tax basis of assets and liabilities as measured by the tax rates that are anticipated to be in effect when these differences reverse. The deferred tax provision represents the net change in the assets and liabilities for deferred tax. A valuation allowance is established when it is necessary to reduce deferred tax assets to amounts for which realization is reasonably assured. The provision for income taxes has been allocated between continuing and discontinued operations for all years presented.

Patronage Refunds
Patronage refunds are declared and paid at the discretion of the Board of Directors in accordance with the provision of the By-laws of Agway. Patronage refunds are based on taxable earnings on patronage business and, when declared, are paid in cash.

Use of Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements as well as the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition
We record revenue from product sales when the goods are shipped and title and risk of loss passes to the customer. Revenue from service contracts is accounted for when the services are provided.

Impact of Recently Issued Accounting Standards
In June 2001, the Financial Accounting Standards Board approved Statements of Financial Accounting Standards No. 141, "Business Combinations," (SFAS No. 141) and No. 142, "Goodwill and Other Intangible Assets," (SFAS No. 142) which are effective July 1, 2001 and July 1, 2002, respectively, for the Company. SFAS No. 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001. SFAS No. 142 allows for early adoption, as of July 1, 2001, by the Company. Under SFAS No. 142, amortization of goodwill and intangible assets with indefinite lives, including goodwill recorded in past business combinations, will discontinue upon adoption of this standard. In addition, goodwill recorded as a result of business combinations completed after July 1, 2001 will not be amortized. Instead, all goodwill and intangible assets with indefinite lives will be tested for impairment in accordance with the provisions of the Statement. The Company is currently reviewing the provisions of SFAS No. 141 and SFAS No. 142 and assessing the impact of adoption. (See Other Assets section of this Note for details of intangible and goodwill asset balances and amounts of annual amortization.)

                    AGWAY INC. AND CONSOLIDATED SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             (THOUSANDS OF DOLLARS)

1.  Summary of Significant Accounting Policies (continued)

Impact of Recently Issued Accounting Standards (continued)
SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," was issued in August 2001. SFAS No. 144 provides new guidance on the recognition of impairment losses on long-lived assets to be held and used or to be disposed of and also broadens the definition of what constitutes a discontinued operation and how the results of discontinued operations are to be measured and presented. SFAS No. 144 supersedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," and Accounting Principle Board (APB) No. 30, "Reporting the Results of Operations-Reporting the Effects of Disposal of a Segment of a Business," while retaining many of the requirements of these two statements. Under SFAS No. 144, discontinued operations are no longer measured on a net realizable value basis, and future operating losses are no longer recognized before they occur. This statement broadens the presentation of discontinued operations in the income statement to include a component of an entity (rather than a segment of a business). A component of an entity comprises operations and cash flows that can be clearly distinguished, operationally and for financial reporting purposes, from the rest of the entity.

The Company early adopted this new standard on January 1, 2002, and recognized no impact in its financial statements regarding the new guidance on the recognition of impairment losses on long-lived assets to be held and used. As further described in Note 2, the Company has announced the discontinuation of four of its business operations and has adopted the guidance of SFAS No. 144 regarding the measurement, recognition, and disclosure of these discontinued operations.

2.  SUBSEQUENT EVENTS

Discontinued Operations
On March 6, 2002, the Company announced details of a comprehensive plan designed to refocus the Company and to strengthen the financial position of the Cooperative. This plan focuses our capital resources on selected businesses which we believe are well positioned for profitability, future growth, and service to our farm and other customers. It is also designed to provide capital resources from businesses that we are choosing to exit and to allow us to restructure our capital and reduce debt.

Agway's future operational focus will be on four selected business operations that have a clear history and connection to our farm and cooperative heritage. Our focus and commitment of resources will center on the following businesses:
Animal Feed and Nutrition (the principal operation within the Agriculture segment), Energy Products (Energy segment), Fresh Produce and Agricultural Technologies (operations within the Country Products Group segment).

At the same time, we have also made decisions regarding businesses that Agway is taking steps to sell. These businesses are Telmark (Leasing Segment), Agway Insurance (the principal operation within the Insurance segment), and Agronomy and Seedway (operations within the Agriculture segment). We expect the sale of these businesses to occur within the next year.

With the announcement of this plan and our adoption of SFAS No. 144, we are required to separately report the businesses that we are taking steps to sell as discontinued operations. The results of operations of the discontinued businesses are reported in discontinued operations in the periods in which they occur. Discontinued operations are separately disclosed in the income statement, net of tax, in earnings (loss) from operations of discontinued operations and gain (loss) on disposal of discontinued operations and in the balance sheet as total assets of discontinued operations and total liabilities of discontinued operations. The audited financial statements presented herein as of June 30, 2001 and for all prior periods have been restated to reflect the businesses to be divested as discontinued operations. SFAS No. 144 requires recognition of any estimated losses directly related to the disposition of the discontinued operations in the period in which the decision to discontinue is made. Any estimated gains on sale of discontinued operations are not reported until they are realized. The initial financial impact of our plan is a net of tax loss on disposal of $26,460, and is reported and more fully described in the quarterly report with the Securities and Exchange Commission for the quarter ending March 31, 2002.

                    AGWAY INC. AND CONSOLIDATED SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             (THOUSANDS OF DOLLARS)


2.  SUBSEQUENT EVENTS (CONTINUED)

Discontinued Operations (continued)
In the second quarter of fiscal 2000, the Agway Board of Directors approved a plan to restructure the retail store distribution system. The plan called for the sale or closure of 227 Agway retail properties. In the spring of 2000, the Agway Board of Directors authorized the sale of the wholesale procurement and supply system to Southern States Cooperative, Inc. An agreement for this sale was executed on June 20, 2000 and closed on July 31, 2000. The sale of the wholesale procurement and supply system, when combined with the sale and closure of the Agway-owned or operated retail stores, constituted a plan to discontinue operations of the retail services business. The discontinued retail services business was measured and recognized under Accounting Principle Board (APB) No. 30, "Reporting the Results of Operations (Reporting the Effects of Disposal of a Segment of a Business)." For financial reporting purposes, the measurement date upon which this discontinued operation plan became effective was June 20, 2000. Operating results of the retail services business, including restructuring activity which took place through that date, are included in the operating loss from discontinued operations in the financial statements for the year ended June 2000. The anticipated gains and losses after June 20, 2000 from the future anticipated sale of the wholesale procurement and supply system, which was consummated on July 31, 2000, and the sale or closure of the remaining Agway-owned or operated retail store properties, as well as the results of their future operations through the anticipated dates of sale, are included in the loss on disposal of the retail services business in the June 2000 statement of operations. Prior year financial results have been restated to reflect the retail services business as a discontinued operation. All retail store operations ceased during 2001, and the Company is continuing to market the remaining store properties for sale. Finally, no adjustments to the estimated net loss on disposal established as of the June 20, 2000 measurement date was required as of June 30, 2001.

For the businesses noted above that are reflected in discontinued operations, a summary of net sales and revenues and pre-tax operating results for each of the three years ended June 30, 2001 and total assets of discontinued operations and total liabilities of discontinued operations at June 2001 and 2000 are detailed below. Furthermore, a portion of the Company's interest expense has been allocated to discontinued operations based on outstanding debt attributable to these operations. Income taxes have been allocated between continuing and discontinued operations for all periods presented.

                                                                                    Discontinued Operations
                                                                                    For the Years Ended June
                                                                  -------------------------------------------------
                                                                       2001             2000              1999
                                                                  --------------    -------------    --------------
Total sales and revenues........................................  $     422,747     $    590,378     $     663,570

Pre-tax operating results.......................................          6,259          (14,511)           (6,405)

Interest expense allocated to discontinued operations...........         18,019           20,484            19,779


                    AGWAY INC. AND CONSOLIDATED SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             (THOUSANDS OF DOLLARS)


2.  SUBSEQUENT EVENTS (CONTINUED)

Discontinued Operations (continued)

                                                                                        Discontinued Operations
                                                                                     -------------------------------
                                                                                       June 2001       June 2000
                                                                                     -------------   ---------------
Discontinued Assets:
     Cash.........................................................................   $      3,043    $       22,295
     Accounts receivable and notes receivable, net................................        101,172           100,851
     Total lease receivables, net.................................................        688,879           626,538
     Inventories..................................................................         41,090            69,063
     Restricted cash..............................................................          8,306                 0
     Prepaid and other current assets.............................................         30,479            30,849
     Marketable securities available for sale.....................................         37,556            36,254
     Other security investments...................................................         15,121            13,607
     Property, plant and equipment................................................         38,221            50,935
     Other assets.................................................................         26,861            41,215
                                                                                     -------------   ---------------
         Total assets of discontinued operations..................................   $    990,728    $      991,607
                                                                                     =============   ===============

Discontinued Liabilities:
     Notes payable................................................................   $    140,638    $       75,676
     Current portion of long-term debt............................................        136,264           140,702
     Accounts payable.............................................................         34,644            63,987
     Other current liabilities....................................................         63,374            65,712
     Long-term debt...............................................................        299,986           312,887
     Other long-term liabilities..................................................         29,416            14,554
                                                                                     -------------   ---------------
         Total liabilities of discontinued operations.............................   $    704,322    $      673,518
                                                                                     =============   ===============

Short-Term Notes Payable
The Credit Agreement dated March 28, 2001, as disclosed in Note 8, has been amended four times in response to violations of financial covenants. In connection with those amendments, those violations were waived. The latest amendment modified the minimum level of EBITDA (defined below) and the minimum ratio of EBITDA to interest on senior debt for the twelve months ended March 31, 2002 and June 30, 2002. In addition to amending these financial covenants and waiving the violation of these covenants as of March 31, 2002, the amendment also reduced the required minimum balance of outstanding Agway securities, as defined in the agreement, by $15,000, to a range of $440,000 to $450,000 at various times throughout the year; reduced the maximum revolving line of credit from $175,000 to $150,000; and increased the interest rate on the line of credit 0.5%, to either prime plus 2.5% or LIBOR plus 4%. In exchange for this latest amendment, Agway agreed to pay the syndicated group of lenders amendment fees totaling $300.

Retirement Benefits
As described under the discontinued operations section of this Note, the Company has made a decision to exit certain of its business operations. This decision will result in approximately 980 employees leaving the Company and causes a curtailment of both the pension and postretirement benefit plans. The impact of the curtailment is an after-tax charge to operations of $7,900, which is reflected in the initial impact of discontinuing these businesses and is reported and more fully described in the quarterly report with the SEC for the quarter ended March 31, 2002.

                    AGWAY INC. AND CONSOLIDATED SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             (THOUSANDS OF DOLLARS)


3.  INVENTORIES

Inventories consist of the following:
                                                 June 2001           June 2000
                                               -------------      --------------

Finished goods..............................   $      37,532      $       51,243
Raw materials...............................           6,122               7,982
Supplies....................................           2,227               2,060
                                               -------------      --------------
     Total inventories......................   $      45,881       $      61,285
                                              ==============      ==============

4.  OTHER SECURITY INVESTMENTS

Other security investments consist of the following:
                                                 June 2001           June 2000
                                               -------------      --------------

CF Industries, Inc............................  $     25,260       $      25,260
CoBank, ACB...................................         2,002               3,042
Other.........................................         9,447               9,564
                                               -------------      --------------
                                                $     36,709       $      37,866
                                               =============      ==============
5.  PROPERTIES AND EQUIPMENT

Properties and equipment, at cost, and capital leases (including those leases with Telmark-a discontinued operation) consist of the following at:

                                                                   Owned             Leased             Combined
                                                              --------------      -------------      --------------
June 2001
---------
Land and land improvements..................................  $      11,862       $      3,040       $      14,902
Buildings and leasehold improvements........................         61,130             15,057              76,187
Machinery and equipment.....................................        242,335              7,162             249,497
Capital projects in progress................................          1,354                  0               1,354
                                                              --------------      -------------      --------------
                                                                    316,681             25,259             341,940
Less: accumulated depreciation and amortization.............        189,654              4,627             194,281
                                                              --------------      -------------      --------------

Properties and equipment, net...............................  $     127,027       $     20,632       $     147,659
                                                              ==============      =============      ==============


                                                                   Owned             Leased             Combined
                                                              --------------      -------------      --------------
June 2000
---------
Land and land improvements..................................  $      11,302       $          0       $      11,302
Buildings and leasehold improvements........................         61,949              7,061              69,010
Machinery and equipment.....................................        239,582                473             240,055
Capital projects in progress................................         13,446                  0              13,446
                                                              --------------      -------------      --------------
                                                                    326,279              7,534             333,813
Less: accumulated depreciation and amortization.............        186,086              3,889             189,975
                                                              --------------      -------------      --------------

Properties and equipment, net...............................  $     140,193       $      3,645       $     143,838
                                                              ==============      =============      ==============

Depreciation and amortization expense relating to properties and equipment amounted to approximately $19,600, $18,400 and $19,000 in 2001, 2000 and 1999,
respectively.

                    AGWAY INC. AND CONSOLIDATED SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             (THOUSANDS OF DOLLARS)


6.  RETIREMENT BENEFITS

Pension Plan
The Employees' Retirement Plan of Agway Inc. is a non-contributory defined benefit pension plan covering the majority of employees of Agway Inc. The plan's benefit formulae bases payment on a pension equity formula. Generally, pension costs are funded annually at no less than the amount required by law and no more than the maximum allowed by federal income tax guidelines. The projected benefit obligation is based on the actuarial present value of the benefits that the employee would be entitled to at the expected retirement date.

The majority of the plan's investments consist of U.S. government and agency securities, U.S. corporate bonds, U.S. and foreign equities, equity and bond funds and temporary investments (short-term investments in demand notes and money market funds). At June 2001 and 2000, retirement plan assets included Agway debt securities and preferred stock with estimated fair values of $10,100 and $15,100, respectively.

The Employees' Retirement Plan of Agway Inc. has assets that exceed the benefit obligation. The following tables set forth the plan's funded status and amounts recognized in Agway's consolidated financial statements at June 2001 and 2000 as a net pension asset. The net pension income is summarized for each of the three years ended June 2001:

                                                      2001              2000
                                                  ------------   ---------------
Change in Benefit Obligation
----------------------------
Benefit obligation at beginning of year.........  $   338,503     $     345,917
Service cost (with interest)....................        9,195             9,975
Interest cost...................................       24,697            24,661
Amendments......................................          419                 0
Curtailment.....................................            0               458
Actuarial gain (loss) ..........................        4,650            (6,738)
Benefits paid...................................      (44,330)          (35,770)
                                                  ------------   ---------------
Benefit obligation at end of year...............  $   333,134     $     338,503
                                                  ============   ===============

Change in Plan Assets
---------------------
Fair value of plan assets at beginning of year..  $   569,633    $      578,975
Actual return on plan assets....................       41,506            26,428
Benefits paid...................................      (44,330)          (35,770)
                                                  ------------   ---------------
Fair value of plan assets at end of year........  $   566,809    $      569,633
                                                  ============   ===============

Funded status...................................  $   233,675    $      231,130
Unrecognized prior service cost.................       20,147            23,219
Unrecognized net gain...........................      (24,144)          (40,894)
                                                  ------------   ---------------
Net pension asset...............................  $   229,678    $      213,455
                                                  ============   ===============

                    AGWAY INC. AND CONSOLIDATED SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             (THOUSANDS OF DOLLARS)


6.  RETIREMENT BENEFITS (CONTINUED)

Pension Plan (continued)

                                                                   2001               2000                1999
                                                              --------------      -------------      --------------
Components of Net Pension Income
--------------------------------
Service cost (with interest)................................  $      9,195        $      9,975       $       9,835
Interest cost...............................................        24,697              24,661              23,948
Expected return on plan assets..............................       (53,606)            (53,350)            (53,682)
Amortization of:
    Transition obligation...................................             0              (4,705)             (4,705)
    Prior service cost......................................         3,491               4,134               4,566
    Actuarial gains and losses..............................             0                (278)             (1,330)
Recognized curtailment (gain)/loss(1).......................             0               4,268                   0
                                                              -------------       -------------      --------------
Net pension income..........................................  $    (16,223)       $    (15,295)      $     (21,368)
                                                              =============       =============      ==============

Weighted-Average Assumptions as of June 30
-------------------------------------------
Discount rate...............................................          7.75%               7.75%               7.50%
Expected return on plan assets..............................          9.75%               9.75%               9.50%
Rate of compensation increase...............................          5.00%               5.00%               5.00%

(1) In the second quarter of fiscal 2000, Agway's Board of Directors approved a plan to restructure the Company's retail store distribution system by selling or converting the Agway-owned and operated retail stores into dealer- owned and operated stores. As a result of a large number of Agway employees leaving the Company, a curtailment of both the pension and postretirement benefit plans occurred. The impact of this curtailment was as follows:

                                                  Pension         Postretirement
                                               -------------      --------------

Change in benefit obligation..................  $        458       $         424
Curtailment charge............................  $      4,268       $       1,451

The curtailment charge for both the pension and postretirement benefits noted above were included in the loss on disposal of the retail business in 2000. See
Note 2 for discussion of subsequent events and their impact on the pension plan.

                    AGWAY INC. AND CONSOLIDATED SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             (THOUSANDS OF DOLLARS)


6.  RETIREMENT BENEFITS (CONTINUED)

Postretirement  Benefits

Agway provides postretirement health care and life insurance benefits to eligible retirees and their dependents. Eligibility for benefits depends upon age and years of service. The benefit obligation under Agway's postretirement benefit plans are general, unsecured obligations of the Company and are not funded. The accrued postretirement benefit cost expected to be paid in the next year is in other current liabilities, while the remaining amount is included in other liabilities. The reconciliation of funded status at June 2001 and 2000 and the net periodic postretirement benefit cost at June 2001, 2000 and 1999 recognized in Agway's consolidated financial statements were as follows:

                                                       2001             2000
                                                  ------------    --------------
Change in Benefit Obligation
----------------------------
Benefit obligation at beginning of year.........  $   (40,704)    $     (43,937)
Service cost (with interest)....................         (668)             (685)
Interest cost...................................       (2,999)           (3,118)
Plan participant contributions..................       (1,108)           (1,502)
Actuarial gain (loss)...........................       (2,269)            2,360
Curtailment.....................................            0               424
Benefits paid...................................        5,537             5,754
                                                  ------------    --------------
Benefit obligation at end of year...............  $   (42,211)    $     (40,704)
                                                  ============    ==============

Funded status...................................  $   (42,211)    $     (40,704)
Unrecognized prior service cost.................          917             1,038
Unrecognized net gain...........................         (138)           (2,067)
Unrecognized net transition obligation..........       13,886            15,042
                                                  ------------    --------------
Accrued postretirement benefit cost.............  $   (27,546)    $     (26,691)
                                                  ============    ==============

                                                                     2001               2000                1999
                                                                -------------       -------------      --------------
Components of Net Periodic Postretirement Benefit Cost
------------------------------------------------------
Service cost (with interest).................................   $        668        $        685       $         699
Interest cost................................................          2,999               3,118               3,028
Amortization of:
    Transition obligation....................................          1,156               1,188               1,255
    Prior service cost.......................................            121                 125                 132
Recognized curtailment (gain)/loss(2)........................              0               1,451                   0
                                                                -------------       -------------      --------------
Net periodic postretirement expense..........................   $      4,944        $      6,567       $       5,114
                                                                =============       =============      ==============



(2)  See  Pension  Plan  section  of  this   footnote  for   discussion  of  the
postretirement plan curtailment in 2000. See Note 2 for discussion of subsequent events and their impact on the pension plan.

In determining the benefit obligation, the weighted average discount rate used was 7.75% for both June 2001 and 2000, respectively. Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plans. A one percentage point change in the assumed health care cost trend rates would have the following effect:

                                                            1% Point    1% Point
                                                            Increase    Decrease
                                                           ---------   ---------
As of June 2001
---------------
Effect on total of service and interest cost components..  $     184   $   (157)
Effect on year-end benefit obligation....................      1,271     (1,118)

                    AGWAY INC. AND CONSOLIDATED SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             (THOUSANDS OF DOLLARS)


6.  RETIREMENT BENEFITS (CONTINUED)

Postretirement Benefits (continued)
For measurement purposes, the assumed health care cost trend rate used to measure Agway's accumulated benefit obligation for persons under age 65 was 10% for June 2001 and 6.8% for June 2000. The health care cost trend rate assumption for fiscal 2002 and forward at June 2001 decreases gradually until the year 2006, when the ultimate trend rate is then fixed at 5%. For persons over age 65, Agway has an insured medical program limiting Agway's subsidy to a per month/per retiree basis.

Employees' Thrift Investment Plan
The Agway Inc. Employees' 401(k) Thrift Investment Plan is a defined contribution plan covering a substantial majority of employees of Agway and its subsidiaries. Under the plan, each participant may invest up to 15% of his or her salary, of which a maximum of 6% qualifies for an Agway matching contribution. Participant contributions are invested at the option of the participant in any combination of eight funds.

Agway will contribute, as a matching contribution, an amount of at least 10%, but not more than 50%, of each participant's regular contributions, as defined, up to 6% of his or her salary on an annual basis. Agway contributions to this plan for years ended June 2001, 2000 and 1999 were approximately $1,700, $1,600 and $1,300, respectively. For the years ended June 2001, 2000 and 1999, the Board of Directors of Agway approved an additional match of 20% to supplement the minimum contribution level of 10%.

                    AGWAY INC. AND CONSOLIDATED SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             (THOUSANDS OF DOLLARS)


7.  INCOME TAXES

The provision (benefit) for income taxes consists of the following:

                                                                June 2001          June 2000          June 1999
                                                              -------------       -------------      -------------
Continuing operations:
     Current:
         Federal............................................  $     (3,218)       $      1,390       $       (560)
         State..............................................          (498)               (218)              (182)
     Deferred...............................................        (7,869)              2,924              5,852
     Increase in valuation allowance........................         1,514                   0                  0
                                                              -------------       -------------      -------------
                                                              $    (10,071)       $      4,096       $      5,110
                                                              =============       =============      =============

Discontinued operations:
     Current:
         Federal............................................  $      3,218        $     (1,390)      $       (695)
         State..............................................         1,725               1,423              1,359
     Deferred...............................................          (678)             (5,855)            (1,601)
                                                              -------------       -------------      -------------
                                                                     4,265        $     (5,822)      $       (937)
                                                              =============       =============      =============
The effective  income tax rate on earnings  from  continuing  operations  before income taxes differs from the federal statutory regular tax rate as follows:

                                                                 June 2001          June 2000          June 1999
                                                              -------------       -------------      -------------
Statutory federal income tax rate...........................        (34.0%)              35.0%              35.0%

Tax effects of:
     Impact from change in legal structure (1)..............         (9.9)                0.0                0.0
     Adjustment to prior years' tax liabilities.............         (8.4)                0.0                0.0
     Valuation allowance....................................          7.5                 0.0                0.0
     State income taxes, net of federal benefit (2).........         (3.0)                6.7                2.8
     Nondeductible items (3)................................          1.4                 5.2                5.7
     Other items............................................         (3.4)               (1.4)              (2.2)
                                                              -------------       -------------      -------------
         Effective income tax rate..........................        (49.8%)              45.5%              41.3%
                                                              =============       =============      =============

(1) Effective July 1, 2001, for reasons described in Note 1, Agway simplified its corporate structure by merging AFC and AHI into Agway Inc. The change in net deferred tax liabilities reflects the expected future tax rate from this structure.

(2) For state income tax purposes, Agway does not file combined income tax returns and is therefore unable to recognize the benefit of certain net operating losses incurred by subsidiaries.

(3) Nondeductible items are principally related to goodwill amortization and meal and entertainment expenses.

                    AGWAY INC. AND CONSOLIDATED SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             (THOUSANDS OF DOLLARS)


7.  INCOME TAXES (CONTINUED)

The components of the deferred tax assets and liabilities were as follows:

                                                                                    June 2001          June 2000
                                                                                  -------------      --------------
Deferred tax assets:
     Net operating loss (NOL) carryforward......................................  $     28,206       $      23,251
     Medical liabilities........................................................        10,736              10,433
     Other liabilities..........................................................         7,223               9,105
     Self-insurance reserves....................................................        11,024               9,406
     Alternative minimum tax (AMT) credit carryforward..........................         7,530               6,005
     Deferred compensation......................................................         4,215               4,024
     Inventory allowance........................................................         3,893               2,724
     Accounts receivable allowance..............................................         3,491               1,799
     Environmental liabilities..................................................         1,735               2,165
     Investment tax credit (ITC) carryforward...................................         1,405               1,604
                                                                                  -------------      --------------
         Gross deferred tax asset...............................................        79,458              70,516
              Less valuation allowance..........................................        (1,514)                  0
                                                                                  -------------      --------------
                  Total net deferred tax assets.................................        77,944              70,516

Deferred tax liabilities:
     Pension assets.............................................................        82,867              76,729
     Excess of tax-over-book depreciation.......................................        12,254              16,961
     Prepaid medical expenses...................................................           334               1,039
     Other assets ..............................................................         1,009                   5
                                                                                  -------------      --------------
         Total deferred tax liability...........................................        96,464              94,734
                                                                                  -------------      --------------
              Net deferred tax liability........................................  $    (18,520)      $     (24,218)
                                                                                  =============      ==============

Agway's net deferred tax liability at June 2001 and 2000 of $18,520 and $24,218, respectively, consists of a net current asset of $34,501 and $26,160 included in prepaid expenses and a net long-term liability of $53,021 and $50,378 included in other liabilities, respectively. The total gross deferred tax assets are partially offset by a valuation allowance of $1,514 at June 2001. This allowance is required to reflect the net realizable value of ITC carryforward expiring in 2002 and 2003 and charitable contribution carryforwards that expire in 2001-2005. Based on Agway's history of taxable earnings and our expectations for the future, management has determined that operating income and reversal of future taxable temporary differences will more likely than not be sufficient to recognize all of our other net deferred tax assets.

At June 2001, the federal AMT credit can be carried forward indefinitely. The net operating loss (NOL) carryforward expires at various intervals between 2010 and 2020.

                    AGWAY INC. AND CONSOLIDATED SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             (THOUSANDS OF DOLLARS)


8.  SHORT-TERM NOTES PAYABLE

As of June 2001, Agway had certain facilities available with various financial institutions whereby lenders have agreed to provide funds up to $175,000 to Agway (see Note 2 for subsequent events that have impacted Agway's senior debt). Of the $175,000 short-term line of credit, up to $35,000 can be used for letters of credit. At June 2001, letters of credit issued, primarily to back Agway insurance programs, under the Agway Senior Debt totaled approximately $22,400. The carrying amounts of Agway's short-term borrowings approximate their fair value and were as follows:

                                                                                      2001               2000
                                                                                  ------------       -----------
AFC
---
Bank lines of credit........................................                      $     61,342       $    51,900
Commercial paper............................................                                 0            50,000
                                                                                  ------------       ------------
     Total..................................................                      $     61,342       $   101,900
                                                                                  ============       ============
Weighted average interest rate..............................                             7.22%             7.93%
                                                                                  ============       ============

The interest rate charged on bank lines of credit ranged from 7.06% to 7.31% at June 2001.

Effective March 28, 2001, Agway and AFC established a new senior debt facility (the Agway Senior Debt). Effective July 1, 2001, AFC was merged into Agway. As a result, Agway assumed liability for any amounts borrowed by AFC under the Credit Agreement (as defined below).

The Agway Senior Debt is a syndicated three-year asset-based revolving line of credit for up to $175,000 pursuant to the terms of a credit agreement dated March 28, 2001 (and amended as of September 14, 2001) between Agway, certain of its subsidiaries and a syndicated group of lenders (the Credit Agreement). Up to $35,000 of this line of credit can be designated for use as letters of credit. In this asset-based line of credit, the amount available to Agway is the lesser of the "collateral borrowing base" or the $175,000 upper limit of the line of credit. The collateral borrowing base consists of certain of Agway's eligible accounts receivable and inventory (as defined under the Credit Agreement). Certain covenants and conditions of the Credit Agreement, as more fully discussed below, restrict the use of funds and reduce the practical availability of financing under the agreement by $25,000 to a maximum of $150,000. The credit facilities that this senior debt financing replaces amounted to a total availability for letters of credit and lines of credit of up to $148,000. Amounts owed under the former facilities have been repaid and those facilities have been terminated. Management believes that adequate collateral exists and will continue to exist so that the Agway senior debt financing is, and will continue to be, adequate to meet the ongoing needs of Agway.

The Credit Agreement has a number of financial covenants which restrict our capital spending and require us to maintain minimum levels of earnings before interest, taxes, depreciation, and amortization (EBITDA), as defined in the Credit Agreement, minimum ratios of EBITDA to fixed charges and interest on senior debt, and a minimum outstanding balance of preferred stock, subordinated debt, and certain debt of a subsidiary. That minimum outstanding balance requirement, as amended (as discussed below), ranges from $455,000 to $465,000 throughout the year. (This minimum amount of capital we must maintain is referred to as the Minimum Capital.)

                    AGWAY INC. AND CONSOLIDATED SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             (THOUSANDS OF DOLLARS)


8.  SHORT-TERM NOTES PAYABLE (CONTINUED)

Other conditions of the Credit Agreement prevent us, in certain circumstances, from using funds we borrow under the Credit Agreement to pay interest or dividends on, or repurchase or repay principal of, our subordinated debt or preferred stock. To avoid these use restrictions, the Credit Agreement requires us to have a minimum excess borrowing capacity as defined in the agreement (collateral borrowing base greater than outstanding loans) of at least $20,000 if we are not in default under the Credit Agreement. If we are in default under the Credit Agreement, to avoid these use restrictions, the minimum excess borrowing capacity we must maintain increases to $25,000 (collateral borrowing base greater than outstanding loans). Further, if we are in default under the Credit Agreement, we are subject to these use restrictions if:

(a) we default on our payment of principal, interest or other amounts due to the lenders under the Credit Agreement;
(b) we fail to maintain the cash management procedures we agree to with the lenders under the Credit Agreement;
(c) we do not maintain the Minimum Capital balance of $455,000 to $465,000; or
(d) the agent under the Credit Agreement provides us with a written notice that such payments are no longer permitted.

These conditions reduce the practical availability under the senior debt financing from $175,000 to $150,000. The Credit Agreement was designed in part to allow and enable us to continue our past practice of repurchasing, at face value, certain subordinated debt and preferred stock when presented for repurchase prior to maturity. However, while it is our current intent to continue this historic practice, we are under no obligation to repurchase subordinated debt prior to its maturity and preferred stock when so presented, and may stop or suspend this practice at any time or may be required to stop or suspend such practice if we do not continue to meet the conditions of the Credit Agreement, including those described above.

As of June 30, 2001, the total amount outstanding under the Credit Agreement was $83,700, of which $22,400 was designated to letters of credit principally in support of Agway insurance programs under the Agway Senior Debt. Interest rates, as amended in the manner described below, are determined at the option of the Company, as either prime rate plus 2.00% or the London Interbank Offering Rate (LIBOR) rate plus 3.50%. These amended rates, effective September 14, 2001, are now approximately 25 basis points higher than the rates which were available to Agway in its prior senior debt financing arrangements.

As of June 30, 2001, Agway was in violation of certain of the financial covenants within the Credit Agreement because it had not maintained the required minimum level of EBITDA and the minimum ratios of EBITDA to fixed charges and interest on senior debt. On September 14, 2001, the syndicated group of lenders agreed to waive these violations, and further agreed to amend these covenants for each of the succeeding four quarters through June 2002 based on revised operating budgets for that period of time. In exchange for those amendments, Agway agreed to pay 25 basis points in additional interest on its borrowings, grant additional security interests in equipment and properties not previously secured, including a pledge of its membership interest in Telmark, and increase the minimum range of Minimum Capital of $455,000 to $465,000, an increase of $15,000, to reflect the actual increased balances outstanding at June 30, 2001, and the projections of the balances. Based on this waiver and amendment, Agway is currently in compliance with, and no default exists under, the terms of the Credit Agreement.

As described in Note 1, these financial statements have been restated to reflect certain businesses as discontinued operations. As a result of the timing of the restatement of these financial statements, certain events occurring subsequent to the balance sheet date and impacting short-term notes payable are discussed in Note 2.

                    AGWAY INC. AND CONSOLIDATED SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             (THOUSANDS OF DOLLARS)


9.  DEBT

Long-Term Debt:

Long-term debt held by Agway and Agway Financial Corporation (see Note 1-Organization) consists of the following:

                                                                                      June 2001
                                                                       ---------------------------------------
                                                                          Agway          AFC          Total
                                                                       -----------   -----------   -----------
Long-term debt, excluding capital leases.............................  $       279   $     1,790   $     2,069
Obligations under capital leases (a).................................       20,166         1,139        21,305
                                                                       -----------   -----------   -----------
Total long-term debt.................................................       20,445         2,929        23,374
Less: current portion................................................          711         1,069         1,780
                                                                       -----------   -----------  -----------
                                                                       $    19,734   $     1,860   $    21,594
                                                                       ===========   ===========   ===========
(a) Obligations under capital leases are principally with Telmark, a discontinued operation of the Company.

                                                                                         June 2000
                                                                       ---------------------------------------
                                                                          Agway          AFC          Total
                                                                       -----------   -----------   -----------
Notes payable - banks ...............................................  $         0   $       525   $       525
Other................................................................          804         1,772         2,576
                                                                       -----------   -----------   -----------
Subtotal long-term debt, excluding capital leases....................          804         2,297         3,101
Obligations under capital leases.....................................        4,112             0         4,112
                                                                       -----------   -----------   -----------
Total long-term debt.................................................        4,916         2,297         7,213
Less: current portion................................................        1,106           626         1,732
                                                                       -----------   -----------   -----------
                                                                       $     3,810   $     1,671   $     5,481
                                                                       ===========   ===========   ===========

Subordinated Debt:

Subordinated debt held by Agway Financial Corporation (see Note 1-Organization) consists of the following:

                                                                                                    June 2001
                                                                                                   -----------
Subordinated money market certificates, due 2001 to 2016, interest at a weighted average
      rate of 8.2% with a range of 4.5% to 9.75%.................................................  $   442,551
Subordinated debentures, due 2001to 2003, interest at a weighted average rate of 7.7% with a
      range of 7.0% to 8.0%......................................................................        6,787
                                                                                                   -----------
Total subordinated debt..........................................................................      449,338
Less:  current portion...........................................................................       47,628
                                                                                                   -----------
                                                                                                   $   401,710
                                                                                                   ===========

                                                                                                     June 2000
Subordinated money market certificates, due 2000 to 2014, interest at a weighted average           -----------
      rate of 8.2% with a range of 4.5% to 9.75%.................................................  $   430,299
Subordinated debentures, due 2001to 2003, interest at a weighted average rate of 8.0% with a
      range of 7.0% to 8.0%......................................................................        7,177
                                                                                                   -----------
Total subordinated debt..........................................................................      437,476
Less:  current portion...........................................................................       51,628
                                                                                                   -----------
                                                                                                   $   385,848
                                                                                                   ============

                                       25

                    AGWAY INC. AND CONSOLIDATED SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             (THOUSANDS OF DOLLARS)


9.  DEBT (CONTINUED)

AFC's (now Agway's) subordinated debt is not redeemable by the holder, though Agway, through AFC, has historically repurchased at face value plus interest accrued at the stated rate, certain subordinated debt whenever presented for repurchase prior to maturity. However, Agway is under no obligation to repurchase such debt when so presented, and may stop or suspend this repurchase practice at any time. In addition, the terms or conditions of the lines of credit may, in certain circumstances, cause Agway to limit or cease its past practices with regard to the repurchase of subordinated debt, as discussed in
Note 8. The Agway subordinated debt bears interest payable semiannually on January 1 and July 1 of each year. The interest rates of AFC (now Agway's) money market certificates are at the greater of the stated rate or a rate based upon an average discount rate for U.S. Government Treasury Bills, with maturities of 26 weeks.

Maturities:
Aggregate annual maturities on long-term debt during the next five years ending June and thereafter are as follows:

                                             Capital                                        Subordinated
                                             Leases        Borrowings         Total             Debt
                                          ------------    ------------     -----------      -------------
2002....................................  $      3,769    $       311      $     4,080      $     47,628
2003....................................         4,077            233            4,310            38,036
2004....................................         4,053            123            4,176            38,477
2005....................................         3,930            123            4,053            47,171
2006....................................         3,881             98            3,979            35,912
Thereafter..............................        13,627          1,181           14,808           242,114
Imputed interest........................       (12,032)             0          (12,032)                0
                                          ------------    ------------     -----------      -------------
Total...................................  $     21,305    $     2,069      $    23,374      $    449,338
                                          ============    ============     ===========      =============

                    AGWAY INC. AND CONSOLIDATED SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             (THOUSANDS OF DOLLARS)


10.  COMMITMENTS AND CONTINGENCIES

Environmental
We are subject to various laws and governmental regulations concerning environmental matters. We expect to be required to expend funds to participate in the remediation of certain sites, including sites where we have been designated by the Environmental Protection Agency (EPA) as a potentially responsible party (PRP) under the Comprehensive Environmental Response, Compensation, and Liability Act (CERCLA) and at sites with underground fuel storage tanks. We will also incur other expenses associated with environmental compliance.

We are designated as a PRP under CERCLA or as a third party by the original PRPs in several Superfund sites. The liability under CERCLA is joint and several, meaning that we could be required to pay in excess of our pro rata share of remediation costs. As a result of the use and handling of hazardous substances in our normal operations, an unexpected environmental event or significant changes in environmental compliance requirements could have a material adverse impact on our financial condition and results of operations.

We continually monitor our operations with respect to potential environmental issues, including changes in legal requirements and remediation technologies. Our recorded liability in our financial statements reflects those specific issues where we think remediation activities are likely and where we can estimate the cost of remediation. Estimating the extent of our responsibility for a particular site and the method and ultimate cost of remediation of that site require that we make a number of assumptions. As a result, the ultimate outcome of remediation of a site may differ from our estimates. However, we believe that our past experience provides us with a reasonable basis for estimating our liability. When we receive additional information we adjust our estimates as necessary. While we do not anticipate that any such adjustment will be material to our financial statements, the result of ongoing and/or future environmental studies or other factors could alter this expectation and require that we record additional liabilities. We currently can't determine whether we will incur additional liabilities in the future or, if we do, the extent or amount of such additional liabilities.

Other
Agway is also subject to various investigations, claims, and legal proceedings covering a wide range of matters that arise in the ordinary course of its business activities. Each of these matters is subject to various uncertainties, and it is possible that some of these matters may be resolved unfavorably to Agway. Agway has established accruals for matters for which payment is probable and amounts reasonably estimable. Management believes any liability that may ultimately result from the resolution of these matters in excess of amounts provided under the above stated policy will not have a material adverse effect on the results of operations, financial position, or liquidity of Agway.

Agway rents or leases a variety of equipment, vehicles, and building space. Rent expense for the years ended June 2001, 2000 and 1999 was approximately $12,800, $13,700 and $12,300, respectively. Future minimum payments under noncancelable operating leases are approximately $10,000, $8,600, $7,900, $7,100 and $6,900 for the years ending June 2002 through 2006, respectively, and approximately $5,100 thereafter.

                    AGWAY INC. AND CONSOLIDATED SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             (THOUSANDS OF DOLLARS)


11.  PREFERRED STOCK

Values are whole numbers except where noted as (000s).

                                                                      Preferred Stock
                                      -----------------------------------------------------------------------------
                                                          Cumulative
                                      --------------------------------------------------    Honorary      Dollar
                                          6%           8%             8%           7%        Member       Amount
                                       Series A     Series B      Series B-1    Series C    Series HM     in 000s
                                      -----------  -----------   -----------  -----------   ---------   -----------
Par Value...........................  $      100   $      100    $      100   $      100    $     25
                                      ===========  ===========   ===========  ===========   =========
Shares Authorized...................     350,000      250,000       140,000      150,000      80,000
                                      ===========  ===========   ===========  ===========   =========
Shares Outstanding:
   Balance June 1998................     153,176      236,146        18,010       70,736       2,581    $    47,871
     Issued (redeemed), net.........     (19,405)      (1,357)            0      (28,782)          3         (4,954)
                                      -----------  -----------   -----------  -----------   ---------   ------------
   Balance June 1999................     133,771      234,789        18,010       41,954       2,584    $    42,917
     Issued (redeemed), net.........     (10,451)      (2,044)            0      (19,702)       (100)        (3,222)
                                      -----------  -----------   -----------  -----------   ---------   ------------
   Balance June 2000................     123,320      232,745        18,010       22,252       2,484    $    39,695
     Issued/redeemed), net..........     (10,475)      (2,047)            0       (8,371)       (116)        (2,092)
                                      -----------  -----------   -----------  -----------   ---------   ------------
   Balance June 2001................     112,845      230,698        18,010       13,881       2,368    $    37,603
                                      ===========  ===========   ===========  ===========   =========   ============
                                                                      Preferred Stock
                                      ------------------------------------------------------------------------------
                                                          Cumulative
                                      --------------------------------------------------    Honorary
                                          6%           8%            8%           7%          Member
                                       Series A     Series B     Series B-1    Series C     Series HM
                                      -----------  -----------   -----------  -----------   -----------
Annual Dividends Per Share:
   June 1999........................  $     6.00   $     8.00    $     8.00   $     7.00    $     1.50
   June 2000........................  $     6.00   $     8.00    $     8.00   $     7.00    $     1.50
   June 2001........................  $     6.00   $     8.00    $     8.00   $     7.00    $     1.50

Shares Held in Treasury (purchased at par value):
   June 1999........................     216,229       15,211       121,990      108,046         1,070
   June 2000........................     226,680       17,255       121,990      127,748         1,202
   June 2001........................     237,155       19,302       121,990      136,119         1,331

There are 10,000 shares of authorized preferred stock undesignated as to series, rate, and other attributes. The Series A preferred stock has priority with respect to the payment of dividends. Agway has historically provided a market by repurchasing, at par, preferred stock as the holders elect to tender the securities for repurchase, subject to Board of Directors' approval. However, we are under no obligation to repurchase preferred stock when presented to us, and we may stop or suspend this practice at any time or may be required to stop or suspend such practice if we do not continue to meet the conditions of the Credit Agreement (see Note 8). The Series HM preferred stock may be issued only to former members of Agway and no more than one share of such stock may be issued to any one person. The preferred stock has no pre-emptive or conversion rights.

                    AGWAY INC. AND CONSOLIDATED SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             (THOUSANDS OF DOLLARS)


12.  FINANCIAL INFORMATION CONCERNING SEGMENT REPORTING

Agway reports its continuing operations principally in three business segments as follows:

(1) Agriculture engages in the manufacturing, processing, marketing, and direct distribution of various animal feeds, and farm supplies and services for its farmer-members and other customers primarily in the northeastern United States and Ohio.

(2) Country Products Group engages in the manufacturing, processing and repacking of a variety of agricultural products marketed directly to consumers, retailers, wholesalers and processors. Country Products Group also is involved in the exploration and development of new technologies to benefit agricultural and food businesses.

(3) Energy operates a full-service energy company which markets and services heating, ventilation and air-conditioning equipment and which sells and delivers fuel oil, kerosene, propane, gasoline and diesel fuel, as well as marketing natural gas and electricity where deregulation makes that possible.

Total sales and revenues of each industry segment includes the sale of products and services to unaffiliated customers, as reported in the Agway consolidated statements of operations, as well as sales to other segments of Agway which are competitively priced.

The Other category within the summary of business segments includes net corporate expenses, pension income, intersegment eliminations and interest. Agway General Agency Inc., also included in the Other category, markets medical, long-term care and life, and other products designed by non-affiliated companies for the agricultural marketplace. In addition, Agency provides administrative management services to Agway business units, including claims, risk, facilities, data processing, and payroll/benefits management. Total Other assets consist principally of discontinued assets and other corporate assets.

As discussed in Note 2, as a result of the discontinuation of certain businesses during the quarter ended March 31, 2002, the following changes to segments, as previously reported, have been made: The Agriculture segment no longer includes the results of Agronomy and Seedway; the Leasing segment has been deleted; the principal operation within the Insurance segment was removed. The General Agency is now combined in the Other segment.

                                                            Country
                                                            Products
Year ended June 2001                      Agriculture        Group        Energy        Other        Consolidated
--------------------                     -------------   ------------   -----------   -----------    -------------
Net sales and revenues to unaffiliated
   customers..........................   $    252,130    $   198,183    $   723,242   $       635    $  1,174,190
Intersegment sales and  revenues......            916          4,608            691        (6,215)              0
                                         -------------   ------------   ------------  ------------   -------------
     Total sales and revenues            $    253,046    $   202,791    $   723,933   $    (5,580)   $  1,174,190
                                         =============   ============   ============  ============   =============

Operating earnings (loss).............   $    (12,672)   $    (9,337)   $    21,297   $    (2,797)   $     (3,509)
Interest income.......................          3,631             69          1,382         1,106           6,188
Interest expense......................         (5,551)        (3,746)        (6,793)      (10,451)        (26,541)
Other income, net.....................            489         (1,070)         4,186            19           3,624
                                         -------------   ------------   ------------  ------------   -------------
Earnings (loss) from continuing
   operations before income taxes.....   $    (14,103)   $   (14,084)   $    20,072   $   (12,123)   $    (20,238)
                                         =============   ============   ============  ============   =============

Total assets..........................   $     88,582    $    67,572    $   181,800   $ 1,304,184    $  1,642,138
Depreciation and amortization.........          5,749          5,224          8,645         1,714          21,332
Capital expenditures..................          3,102          1,036         10,974           688          15,800

                                       29

                    AGWAY INC. AND CONSOLIDATED SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             (THOUSANDS OF DOLLARS)


12.  FINANCIAL INFORMATION CONCERNING SEGMENT REPORTING (CONTINUED)


                                                            Country
                                                            Products
Year ended June 2000                      Agriculture       Group         Energy          Other       Consolidated
--------------------                     -------------   ------------   ------------   ------------   -------------
Net sales and revenues to unaffiliated
   customers..........................   $    250,133    $   190,221    $   575,568    $       829    $  1,016,751
Intersegment sales and  revenues......          7,255         11,780            438        (19,473)              0
                                         -------------   ------------   ------------   ------------   -------------
     Total sales and revenues.........   $    257,388    $   202,001    $   576,006    $   (18,644)   $  1,016,751
                                         =============   ============   ============   ============   =============

Operating earnings (loss).............   $    (11,938)          (384)         9,001          1,762          (1,559)
Interest income.......................          3,664            153          1,078          2,455           7,350
Interest expense......................         (5,112)        (2,902)        (6,709)        (6,972)        (21,695)
Other income, net.....................          6,162            248         18,655           (159)         24,906
                                         -------------   ------------   ------------   ------------   -------------
Earnings (loss) from continuing
   operations before income taxes.....   $     (7,224)   $    (2,885)   $    22,025    $    (2,914)   $      9,002
                                         =============   ============   =============  ============   =============

Total assets..........................  $     102,201    $    71,636    $   183,462    $ 1,290,359    $  1,647,658
Depreciation and amortization.........          5,134          4,413          8,839          1,756          20,142
Capital expenditures..................         12,424          2,083          6,342          1,002          21,851


                                                            Country
                                                            Products
Year ended June 1999                      Agriculture       Group          Energy          Other       Consolidated
--------------------                     -------------   ------------   ------------   ------------   -------------
Net sales and revenues to unaffiliated
   customers..........................   $    258,080    $   160,153    $   390,097    $       865    $    809,195
Intersegment sales and revenues.......         10,447         11,572            613        (22,632)              0
                                         -------------   ------------   ------------   ------------   -------------
    Total sales and revenues..........   $    268,527    $   171,725    $   390,710    $   (21,767)   $    809,195
                                         =============   ============   ============   ============   =============

Operating earnings (loss).............   $    (13,428)   $     2,950    $    12,992    $      4,217   $      6,731
Interest income.......................          4,084             10            614          1,550           6,258
Interest expense......................         (4,446)        (2,239)        (5,119)         (6,976)       (18,780)
Other income, net.....................          1,721         11,355          4,538            551          18,165
                                         -------------   ------------   ------------   -------------  -------------
Earnings (loss) from continuing
   operations before income taxes.....   $    (12,069)   $    12,076    $    13,025    $       (658)  $     12,374
                                         =============   ============   ============   =============  =============

Total assets..........................   $     94,513    $    64,365    $   133,624    $  1,213,495   $  1,505,997
Depreciation and amortization.........          6,100          3,959          8,506           1,523         20,088
Capital expenditures..................          8,340          4,707          5,002           2,999         21,048



                    AGWAY INC. AND CONSOLIDATED SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             (THOUSANDS OF DOLLARS)


13.  AGRICULTURE REALIGNMENT

On December 7, 2000, the Agway Board of Directors approved a plan to realign the Agriculture segment of Agway's business (the Agriculture Plan). The Agriculture Plan is intended to realign the Agriculture segment with the continuing concentration of farming and our member farmers in the northeastern United States. The Agriculture Plan calls for the formation of a Feed and Nutrition Division and an Agronomy Division. In addition to establishing the management and systems support structures, 60 locations have been identified for conversion to dealer operations, sale, or closure. Approximately 412 employees working at the identified locations may be paid severance. As of June 30, 2001, the management structure is in place, and the realignment is in process. It is expected the system support conversion, and the majority of the facility conversions and closings, will be substantially completed on or about September 30, 2001. Sale of closed facilities is estimated to take place through June 2002. Gains on the sale of properties are recognized when realized. Inventories have been reduced to their estimated net realizable values. Operating costs during the transition period are recognized when incurred. Costs associated with the Agriculture Plan incurred in 2001 are summarized below. As of June 30, 2001, a total of $3,372 remains accrued for expected severance costs.

As announced on March 6, 2002 (as further described in Note 2), we have decided to exit the agronomy business (among others) and have presented these operations as discontinued operations. The financial impact associated with the Agriculture Plan for the year ended June 2001 is included in the continuing and discontinued operations as follows:

                                             Fiscal Year Ended June 30, 2001
                                          --------------------------------------
                                             Continuing           Discontinued
                                             Operations            Operations
                                          ----------------      ----------------

Net gain on sale of assets.............   $           462       $           417
Loss on sale/liquidation of inventory..               (99)                 (261)
Impairment on long-lived assets........              (398)                 (373)
Severance cost.........................            (1,503)               (1,960)
Other transaction costs................               (38)                  (22)
                                          ----------------      ----------------
Net loss on realignment activity.......   $        (1,576)      $        (2,199)
                                          ================      ================

14.  OTHER INCOME (EXPENSE)

The components of other income (expense) for the years ended June 2001, 2000 and 1999 are summarized below:

                                        2001           2000             1999
                                     ----------     ----------      -----------

Patronage refund income............  $     360      $     787       $     1,231
Rent and storage revenue...........        466          2,753             2,929
Gain (loss) on disposition of:
     Businesses....................          0          1,098            11,097
     Other security investments....       (509)        (1,044)           (1,267)
     Properties and equipment......      1,537         13,426               516
Negotiated settlement..............          0          5,049                 0
Other, net.........................      1,770          2,837             3,659
                                     ----------     ----------      -----------
                                     $   3,624      $  24,906       $    18,165
                                     ==========     ==========      ============

                    AGWAY INC. AND CONSOLIDATED SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             (THOUSANDS OF DOLLARS)


15.  SUPPLEMENTAL DISCLOSURES ABOUT CASH FLOWS

                                                                   2001               2000                1999
                                                              -------------       -------------      --------------
Additional disclosure of operating cash flows:
Cash paid during the year for:
         Interest...........................................  $     25,981        $     20,828       $      18,356
                                                              =============       =============      ==============
         Income taxes.......................................  $        290        $      2,727       $       2,586
                                                              =============       =============      ==============

Additional disclosure for non-cash investing and
financing activities:
     Dividends declared but unpaid at fiscal year-end.......  $       1,521       $      1,592       $       1,702
                                                              =============       =============      ==============
     Note receivable from sale of business..................  $      12,522       $     -            $      -
                                                              ==============      =============      ==============
     Capital lease obligations..............................  $      18,900       $      2,595       $         803
                                                              ==============      =============      ==============

16.  FINANCIAL AND COMMODITY INSTRUMENTS

Fair Value
Carrying amounts of trade notes and accounts receivable, financial instruments included in other assets and other liabilities, notes payable, and accounts payable approximate their fair values because of the short-term maturities of these instruments. The fair value of Agway's long-term debt and subordinated debentures is estimated based on discounted cash flow computations using estimated borrowing rates available to Agway ranging from 4.5% to 9.75% in 2001 and 7.7% to 10% in 2000.

The carrying amounts and estimated fair values of Agway's significant financial instruments held for purposes other than trading at June 2001 and 2000 were as follows:

                                                              2001                             2000
                                                 ----------------------------      ----------------------------
                                                   Carrying           Fair           Carrying           Fair
                                                    Amount            Value           Amount            Value
                                                 -----------      -----------      -----------       ----------
Liabilities:
Long-term debt (excluding capital leases)......  $    2,069       $    2,204       $    3,101        $   3,140
Subordinated debentures........................     449,338          448,717          437,476          401,020

Agway determines the fair value of its exchange-traded contracts based on the settlement prices for open contracts, which are established by the exchange on which the instruments are traded. The fair value of Agway's over-the-counter contracts is determined based on quotes from brokers. The margin accounts for open commodity futures and option contracts, which reflect daily settlements as market values change, are recorded in advances and other receivables. The margin account represents Agway's basis in those contracts. As of June 30, 2001, the carrying and fair value of Agway's investment in commodity futures and option contracts was an asset of $1,700 and $1,700, respectively. As of June 24, 2000, the carrying and fair value of Agway's investment in commodity futures and option contracts was an asset of $5,300 and $8,200, respectively.

                    AGWAY INC. AND CONSOLIDATED SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             (THOUSANDS OF DOLLARS)


16.  FINANCIAL AND COMMODITY INSTRUMENTS (CONTINUED)

Off-Balance-Sheet Risk In the normal course of business, Agway has letters of credit, performance contracts, and other guarantees that are not reflected in the accompanying consolidated balance sheets. In the past, no significant claims have been made against these financial instruments. Management believes that the likelihood of performance under these financial instruments is minimal and expects no material losses and/or cash requirements to occur in connection with these instruments.

Credit and Market Risk
Agway, operating as an agricultural cooperative primarily in the Northeast, has a concentration of accounts receivable due from farmer-members throughout the region. This concentration of agricultural customers may affect Agway's overall credit risk in that the repayment of farmer-member receivables may be affected by inherent risks associated with (1) the overall economic environment of the region; (2) the impact of adverse regional weather conditions on farming; and
(3) changes in the level of government expenditures on farm programs and other changes in government agricultural programs that adversely affect the level of income of farmers. Agway mitigates this credit risk by analyzing farmer-member credit positions prior to extending credit and requiring collateral on long-term arrangements.

Energy extends unsecured credit to petroleum wholesalers and residential fuel-oil customers. The credit function within the Energy and Agriculture businesses manages credit risk associated with these trade receivables by routinely assessing the financial strength of its customers.

Commodity Instruments
In the normal course of our operations, we have exposure to market risk from price fluctuations associated with commodities such as corn, soy complex, oats, confection and bakery kernel sunflower seeds, gasoline, distillate and propane. These price fluctuations impact commodity inventories, product gross margins, and anticipated transactions in our Agriculture, Energy and Country Products Group businesses. We manage the risk of market price fluctuations of some of these commodities by using commodity derivative instruments. Commodity derivative instruments include exchange-traded futures and option contracts and, in limited circumstances, over-the-counter contracts with third parties. We have policies that specify what we can use commodity derivative instruments for and set limits on the maturity of contracts we enter into and the level of exposure to market price fluctuations that we are trying to protect ourselves against (or hedge). However, because the commodities markets are very volatile, our gains or losses on these contracts might not fully offset the corresponding change in the prices of the underlying commodity, which could lower our earnings.